EXHIBIT 99.1

CONTACT:	Kent Griffin
Chief Financial Officer
(858) 485-9840
BIOMED REALTY TRUST PROMOTES KAREN SZTRAICHER TO
VICE PRESIDENT, FINANCE AND TREASURER,
AND APPOINTS GREG LUBUSHKIN AS
VICE PRESIDENT — CHIEF ACCOUNTING OFFICER
SAN DIEGO, Calif. — April 2, 2007 — BioMed Realty Trust, Inc. (NYSE: BMR) today announced that it has promoted Karen A. Sztraicher to the position of Vice President, Finance and Treasurer, effective April 2, 2007. Ms. Sztraicher has served as Vice President — Chief Accounting Officer of the company since March 2005, and previously as Senior Controller since the company’s inception in August 2004. BioMed also announced that Greg Lubushkin will join the company as Vice President — Chief Accounting Officer, effective April 2, 2007.
Commenting on the promotion, Alan Gold, Chief Executive Officer of BioMed Realty Trust, stated, “Dating back to before our initial public offering in 2004, Karen has been a key senior team member and her contributions have been central to the success and growth of our company. As Vice President — Chief Accounting Officer, Karen has overseen all aspects of the company’s accounting functions, in addition to making significant contributions to the finance and operating teams. During her tenure with the company, BioMed has grown from 13 properties and approximately $520 million in assets at the time of its initial public offering to 57 properties and over $2.7 billion in assets. In her new role as Vice President, Finance and Treasurer, Karen will be able to focus her full time and attention on managing the company’s financing, budgeting and treasury activities, in addition to assisting in overall strategic and capital planning. I am looking forward to the continued contributions Karen will make to BioMed in these important areas.”
“We also are very pleased to announce that Greg Lubushkin is joining BioMed as our Vice President — Chief Accounting Officer. Greg has substantial real estate industry experience, previously serving as an Audit Partner with PricewaterhouseCoopers LLP, and most recently as Chief Accounting Officer of ECC Capital Corporation, a publicly traded mortgage real estate investment trust (REIT). Greg’s expertise and leadership skills will be well-utilized within our rapidly expanding company — and he is an excellent addition to our premier management team,” concluded Mr. Gold.

Mr. Lubushkin, age 54, has been Chief Accounting Officer of ECC Capital Corporation, a publicly traded mortgage REIT that invests in residential mortgage loans, since November 2004. Prior to joining ECC Capital, Mr. Lubushkin served as an Audit Partner with PricewaterhouseCoopers LLP since 1988 and on the staff at PricewaterhouseCoopers in various capacities since 1977. Mr. Lubushkin received a Bachelor of Science Degree in Business Administration (Accounting and Finance emphasis) from the University of California at Berkeley. Mr. Lubushkin is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry™. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry, and its properties are generally located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. BioMed’s real estate portfolio consists of 57 properties, representing 93 buildings with approximately 7.9 million rentable square feet in the major life science markets in the United States. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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